FOR IMMEDIATE RELEASE

Contact:
Joy Marshall
joy_marshall@ucbi.com
(864) 241-8738
United Community Banks, Inc. Names John James to Board of Directors

GREENVILLE, S.C. – Dec. 4, 2023 – United Community Banks, Inc. is pleased to announce the addition of industry veteran John James to its Board of Directors. James is an accomplished financial executive with more than 35 years of experience driving growth, increasing shareholder value, and optimizing organizational policy.

James’ experience includes senior-level positions at Bank of America, the U.S. Securities and Exchange Commission, and PricewaterhouseCoopers. In his most recent roles, he served as SVP – Americas Legal Entity Controller Executive and SVP – Corporate Controller for Bank of America, where he worked for 17 years. While there, he played an integral role in helping to successfully manage through the 2008 financial crisis and the ongoing regulatory environment. He was also a champion for process improvement focused on increasing operational efficiencies, reducing operational risk and improving control environments by sponsoring and leading various projects and initiatives. Additionally, James played an integral senior financial role in the integration of several acquisitions including MBNA, Countrywide, and Merrill Lynch, among others.

“We are pleased and fortunate to welcome John to our board,” said Lynn Harton, Chairman and CEO of United Community. “His impressive skill set is a great complement to our board and I look forward to working with him as United continues to grow and succeed.”

“Beyond his excellent process improvement background, John's unique combination of technical accounting and finance knowledge, coupled with a profound understanding of M&A and regulatory intricacies, is unparalleled,” said Thomas A. Richlovsky, Lead Director of the Board. “His blend of skills is hard to replicate, making him an invaluable addition to our team.”

James graduated from the University of Kentucky with a Bachelor of Business Administration with a concentration in finance and a Bachelor of Science in accounting. He retired from Bank of America in June 2022 and splits his time between Charlotte, NC and Sullivan’s Island, SC.

"I am honored to serve on the United Board. I am committed to upholding the trust of all of the Bank’s constituencies, and I am eager to collaborate with the leadership team in steering the bank toward continued success,” said James.

For the full list of United Community Banks, Inc. Board of Directors, please visit https://ir.ucbi.com/corporate-governance/board-directors.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ: UCBI) is the financial holding company for United Community, a top 100 US financial institution that is committed to improving the financial health and well-being of its customers and ultimately the communities it serves. United Community provides a full range of banking, wealth management, and mortgage services. As of September 30, 2023, United Community has $26.9 billion in assets and 205 offices across Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee, as well as a national SBA lending franchise and a national equipment financing subsidiary. United Community has been recognized nationally as a leader in customer service, financial performance, and workplace environment. Among the accolades, United Community is a nine-time winner of the J.D. Power award that ranked the bank #1 in customer satisfaction with consumer banking in the Southeast and was recognized in 2023 by Forbes as one of the World’s Best Banks and one of America’s Best Banks. United Community was also recognized by Newsweek in 2023 as one of the Most Trusted Companies in America, is a multi-award recipient of the Greenwich Excellence Awards and was named by American Banker as one of the "Best Banks to Work For" in 2023 for the seventh consecutive year. Additional information about United Community can be found at ucbi.com.
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